Exhibit 99.1

      International Shipholding Corporation Reports First Quarter Results

     MOBILE, Ala.--(BUSINESS WIRE)--April 24, 2007--International Shipholding Corporation (NYSE: ISH) today reported results for the quarter ended March 31, 2007. The Company reported net income of $4.740 million for the three months ended March 31, 2007, which included a pre-tax gain of $4.528 million on the sale of a feeder LASH vessel and LASH barges. For the comparable three months ended March 31, 2006, the Company reported net income of $2.086 million. Net income available to common stockholders, after dividends on our preferred stock, was $4.140 million and $1.486 million for the first quarter 2007 and 2006, respectively.

     The Company's Liner segment results, consisting of our U.S. flag LASH service and the TransAtlantic LASH service, were negatively impacted by lower cargo tonnage as compared to the same period in 2006. In April of 2007, the Company entered into a memorandum of agreement to sell its U.S. flag LASH vessel along with a complement of 76 LASH barges for delivery to a scrap yard. It is expected that delivery will take place in the beginning of May.

     The Company's Time Charter segment, reported improved results over the comparable quarterly period. This was primarily a result of higher volumes of supplemental cargoes and the operation of its U.S. flag Coal Carrier for the full period. This vessel was out of service during the first quarter of 2006.

     The Company's Contract of Affreightment and Rail Ferry segments results were slightly lower in the first quarter of 2007 when compared to the same period in 2006. Construction on the Rail Ferry's vessels' second deck and terminals progressed satisfactorily during the quarter. It is expected that construction will be completed by the end of the second quarter of this year.

     The Company's increase in administrative and general expenses from $4.266 million in the first quarter of 2006 to $5.973 million in the first quarter 2007 reflects $1.5 Million in expenditures associated with relocating the corporate headquarters from New Orleans, Louisiana to Mobile, Alabama. Of this amount in relocation costs, $1 million has been billed to the respective Alabama agencies as part of the relocation incentive agreements in effect. This $1 million reimbursement is included in the Company's first quarter revenues.

     The reduction in the Company's interest expense reflects the early repurchasing of our Senior Notes during the last three quarters of 2006.

     The Company's tax benefit decreased from the comparable first quarter period primarily as a result of the improved results from its U. S. flag Coal Carrier which had a net loss in the first quarter of 2006. This operation is taxed at the U.S. corporate statutory rate.

     Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

     The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The Company's preferred stock is traded on the NYSE with the symbol "ISH Pr."


Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):

                                                  Three Months Ended
                                                       March 31,
                                                   2007       2006
                                                 ---------- ----------
Revenues                                           $65,086    $68,330

Operating Expenses:
         Voyage Expenses                            52,483     55,863
         Vessel and Barge Depreciation               5,813      5,729
                                                 ---------- ----------

Gross Voyage Profit                                  6,790      6,738
                                                 ---------- ----------

Administrative and General Expenses                  5,973      4,266
Gain on Sale of Assets                              (4,528)        (5)
                                                 ---------- ----------

Operating Income                                     5,345      2,477
                                                 ---------- ----------

Interest and Other:
          Interest Expense                           2,610      2,868
          (Gain) Loss on Sale of Investments             -       (301)
          Investment Income                           (659)      (456)
                                                 ---------- ----------
                                                     1,951      2,111
                                                 ---------- ----------


Income Before Provision (Benefit) for Income
 Taxes and Equity in Net Income of
 Unconsolidated Entities                             3,394        366
                                                 ---------- ----------

Provision (Benefit) for Income Taxes:
         Current                                         -         35
         Deferred                                     (313)      (773)
         State                                           3          2
                                                 ---------- ----------
                                                      (310)      (736)
                                                 ---------- ----------

Equity in Net Income of Unconsolidated Entities
 (Net of Applicable Taxes)                           1,036        984
                                                 ---------- ----------

Net Income                                          $4,740     $2,086
                                                 ---------- ----------

Preferred Stock Dividends                              600        600
                                                 ---------- ----------

Net Income Available to Common Stockholders         $4,140     $1,486
                                                 ========== ==========

Basic and Diluted Earnings Per Common Share:

    Net Income Available to Common Stockholders
     - Basic
           Continuing Operations                     $0.68      $0.24
                                                 ---------- ----------
                                                     $0.68      $0.24
                                                 ========== ==========
    Net Income Available to Common Stockholders
     - Diluted
           Continuing Operations                     $0.67      $0.24
                                                     $0.67      $0.24
                                                 ========== ==========

Weighted Average Shares of Common Stock
 Outstanding:
         Basic                                   6,119,187  6,106,418
         Diluted                                 6,153,039  6,132,584


     CONTACT: International Shipholding Corporation
              Niels M. Johnsen, Chairman, 212-943-4141 or
              Erik L. Johnsen, President, 251-243-9221